EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

    This Executive Employment Agreement (this “Agreement”) is made by and between 1st Mariner Bank (the “Bank”) and Daniel McKew (“McKew”) (jointly, the “Parties”).

   WHEREAS, the Bank wants to retain the services of McKew to serve as its President, and McKew wants to furnish his services to the Bank on the terms and conditions set forth herein; and

   WHEREAS, the Parties desire to enter into this Executive Employment Agreement, setting forth the terms and conditions of the employment relationship between the Bank and McKew; and

   WHEREAS, the Board of Directors of the Bank believes it is in the best interest of the Bank to enter into this Agreement with McKew and has approved and authorized the execution of this Agreement with McKew to take effect as stated in Section 2 hereof.

   NOW, THEREFORE, in consideration of the compensation herein agreed to be paid and the other covenants and agreements contained herein, the Parties agree as follows:

1.    Scope of Employment.

   a.   Duties.  McKew shall be employed by the Bank upon the terms and conditions set forth herein, to serve in the position of President.  McKew shall have responsibility for the general management and control of the business and affairs of the Bank and shall perform all duties and shall have all powers that are commonly incident to the position of President or that, consistent therewith, are delegated to him by the Bank’s Board of Directors.  Such duties, subject to the direction of the Bank’s Chief Executive Officer, its Board of Directors and the Board’s Chairman, include but are not limited to: (1) managing the day-to-day operations of both the retail and commercial operations of the bank, (2) managing the efforts of the Bank to comply with applicable laws and regulations, (3) promotion of the Bank and its services, (4) supervising employees of the Bank, (5) providing prompt and accurate reports to the Board regarding the affairs and condition of the Bank, and (6) making recommendations to the Board concerning the strategies, capital structure, tactics and general operations of the Bank.  McKew’s duties and responsibilities may be altered from time to time by, and McKew shall report to, the Bank’s Chief Executive Officer, its Board of Directors and the Board’s Chairman.  McKew shall work full-time at the Bank’s principal offices in Baltimore, Maryland.

   b.           Loyalty.  At all times during his employment with the Bank, McKew hereby agrees to devote his best efforts and full time, with undivided loyalty, to the performance of his duties.  McKew further agrees that during his employment, he will not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except that McKew may engage in the following activities, provided that they do not interfere with or create a conflict of interest with his duties to the Bank under this Agreement or violate any applicable law: (i) McKew may invest his assets in such form or manner that is not competitive with the Bank so long as such investment will not require any services on his part in the operation of the affairs of the business in which such investments are made, (ii) notwithstanding (i), McKew may not own two percent (2%) or more of the outstanding publicly traded securities of any entity, (iii) McKew may serve on corporate, advisory, civic or charitable boards or committees, subject to written approval of the Bank’s Board of Directors or its designee, and (iv) McKew may deliver lectures, fulfill speaking engagements or teach at educational institutions, subject to written approval of the Bank’s Board of Directors or its designee.

           c.           Compliance with Laws, Policies and Practices.  McKew shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties.  McKew further shall comply with all policies, practices, procedures and human resources requirements that the Bank may issue or impose, which may change from time to time at the Bank’s sole discretion.

2.           Term. The initial term of this Agreement shall be a period of three (3) years, beginning on October 7, 2010 and ending on October 7, 2013 (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement shall renew automatically for subsequent one-year terms (a “Renewal Term”), unless either party gives the other party written notice of its/his intent not to renew this Agreement at least sixty (60) days before the expiration of the Initial Term or any Renewal Term.  This Agreement may be terminated during either the Initial Term or any Renewal Term in accordance with Section 4 of this Agreement.

3.           Compensation.  McKew shall receive the following compensation during the term of this Agreement:

   a.           Salary.  The Bank shall pay to McKew a base annual salary of Three Hundred Thousand Dollars and No Cents ($300,000.00), which shall be paid in accordance with the Bank’s standard payroll practices.  Lawful deductions shall be made from the foregoing payments, including for payroll taxes and income tax withholdings.  McKew’s salary may be further increased from time to time, at the sole discretion of the Bank’s Board of Directors.

   b.           Incentives.  During his employment with the Bank under this Agreement, McKew shall, subject to Section 7 of this Agreement, participate in any current or future bonus or incentive plans of the Bank, whether such plans provide for awards in cash or securities (which might include stock options, restricted stock or other such securities), made available to other senior executive-level employees of the Bank, as such plans may be modified from time to time, or such other similar plans for which McKew may become eligible and designated as a participant.

   c.           Fringe Benefits.  McKew shall be entitled to receive or participate in, upon meeting all eligibility requirements, paid vacation and all other non-salary benefits (which might include, among other benefits, health insurance, disability insurance, life insurance, a 401(k) plan, a 401(k) excess plan and a company-owned vehicle) that are provided generally to senior executive-level employees of the Bank, in accordance with the Bank’s policies and practices applicable to such employees, to the extent that the Bank currently offers or subsequently creates such benefits for such senior executive-level employees.  The Bank may, at its sole discretion, change its fringe benefits offered to such employees from time to time, including the addition, deletion or modification of benefits, and the benefits provided to McKew pursuant to this provision shall be subject to any such changes.

   d.           Insurance.    To the extent that McKew’s previous employer, SunTrust Banks, Inc., continues to fund a life insurance policy for McKew through the SunTrust Banks, Inc. Executive Life Insurance Plan, or its successor plan,  the Bank will not provide McKew with life insurance coverage in excess of any life insurance benefit plan generally available to the Bank’s employees.

To the extent that SunTrust Banks, Inc. does not continue to fund a life insurance policy for McKew, the Bank will fund, as set forth below, the continuation of his existing life insurance policy provided through the SunTrust Banks, Inc. Executive Life Insurance Plan, or its successor plan. In order to receive a benefit under this Section 3 d., McKew may not direct SunTrust Banks, Inc. to cease funding of his life insurance policy provided through the SunTrust Banks, Inc. Executive Life Insurance Plan, or its successor plan.

To the extent the Bank is required to fund the continuation of McKew’s existing life insurance policy provided through the SunTrust Banks, Inc. Executive Life Insurance Plan, or its successor plan, the Banks liability with regard to the continuation of the life insurance policy will be limited to the following: (1) an annual premium payment of $15,323, on McKew’s behalf, for the remaining balance of the thirteen (13) year period during which SunTrust Banks, Inc. would have made payments, under the SunTrust Banks, Inc. Executive Life Insurance Plan; and  (2) an annual bonus to McKew in the amount necessary (not to exceed the bonus amount that SunTrust Banks, Inc. would have paid to McKew under the SunTrust Banks, Inc. Executive Life Insurance Plan) to pay the income tax liability incurred by McKew from the annual premium payments by the Bank.

    e.   Reimbursement of Expenses.  McKew is authorized to incur reasonable expenses in connection with the performance of his duties under this Agreement, including expenses for his attendance at conferences or seminars, business development, entertainment, travel and similar items, subject to any budget or other directives, policies and procedures with respect to such expense items that the Bank may adopt from time to time.  The Bank will reimburse McKew for all such expenses upon the presentation by McKew, from time to time, of an itemized account of and proper receipts for such expenditures, in accordance with the Bank’s policies and procedures governing expense reimbursements.

4.           Termination.  This Agreement may be terminated during the Initial Term or any Renewal Term upon the occurrence of one or more of the following conditions:

    a.           McKew Death or Disability.  This Agreement shall terminate upon the death or “Disability” of McKew.  As used herein, the term “Disability” shall mean the inability of McKew, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period, to perform his material job duties contemplated under this Agreement, with or without reasonable accommodation as that term is defined under applicable federal law.  A determination of Disability shall be made by a physician agreed to by both Parties, provided that neither Party shall unreasonably withhold such agreement.  In the event of a Disability, the termination date will be the date on which the physician makes that determination.

    b.           Termination by Bank with Cause.  The Bank may terminate this Agreement with “Cause,” by delivery of written notice to McKew specifying the basis for the termination, in which event the termination shall be effective upon delivery of such notice.  For purposes of this Agreement, “Cause” shall mean any one of the following:

       i.           any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by McKew with respect to the Bank or the services to be rendered by him under this Agreement;

       ii.           any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 13 of this Agreement within a reasonable period of time after written notice thereof;

       iii.           any Bank Regulatory Agency (as defined in Section 13 hereafter) action or proceeding instituted against McKew or the Bank as a result of or based upon an allegation or claim of his negligence, fraud, malfeasance or misconduct, or any Bank Regulatory Agency directive, recommendation or advice that McKew be suspended or removed from the Bank or prohibited from participating in the conduct of the Bank's affairs;

       iv.           indictment of McKew, or McKew’s conviction or plea of nolo contendere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

       v.           any of the following conduct on the part of McKew that McKew has not corrected or cured within thirty (30) days after having received written notice from the Bank detailing and describing such conduct (provided, however, that the Bank shall not be required to provide McKew with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

          A.           habitual absenteeism, or the failure by or the inability of McKew to devote full time attention and energy to the performance of his duties under this Agreement (other than by reason of his death or Disability);

          B.           intentional material failure by McKew to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board of Directors which are consistent with his position; or

          C.           willful or intentional misconduct on the part of McKew that results, or that the Board in good faith determines may result, in substantial injury to the Bank;

       vi.           the use of drugs, alcohol or other substances by McKew to an extent which materially interferes with or prevents McKew from performing his duties under this Agreement;

       vii.           the determination by the Board of Directors, in the exercise of its reasonable judgment and in good faith, that McKew’s job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance;

      viii.           McKew’s commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Board of Directors in good faith determines could adversely affect the reputation, standing or financial prospects of the Bank; or

       ix.           any action (including any failure to act) or conduct by McKew in violation of a material provision of this Agreement (including but not limited to the provisions of Sections 8, 9, 10 or 12 of this Agreement, which shall be deemed to be material).

Cause shall be deemed to exist if the Bank’s Board of Directors or its designee honestly and in good faith believes the circumstances constituting Cause exist.

   c.           Termination by Bank without Cause.  The Bank may terminate this Agreement “without Cause,”—i.e., other than with “Cause,” as defined above in Subsection 4(b)—by delivery of written notice to McKew, in which event the termination shall be effective upon delivery of such notice.

   d.    Termination by McKew.

      i.           Termination During Initial Term.  During the Initial Term of this Agreement, McKew may not terminate this Agreement unilaterally but may do so only with the approval of the Bank, as provided herein.  If McKew desires to terminate this Agreement during the Initial Term, he shall provide written notice to the Bank of his desire to terminate this Agreement, which shall include the date on which McKew desires to terminate this Agreement.  Upon receipt of such notice, the Bank shall, in its sole discretion, elect either: (A) to approve the termination of this Agreement on the date desired by McKew, (B) to approve the termination of this Agreement during the Initial Term but on a date other than the date desired by McKew, whether sooner or later, in the Bank’s sole discretion, or (C) to disapprove the termination of this Agreement at any time during the Initial Term.  Within fifteen (15) days after McKew provides written notice to the Bank of his desire to terminate, the Bank shall provide written notice to McKew of its foregoing election, including, if applicable, the date during the Initial Term on which the Bank approves the termination of this Agreement.

      ii.           Termination During Renewal Term.  During any Renewal Term of this Agreement, McKew may terminate this Agreement for any reason, by providing at least sixty (60) days written notice of such termination to the Bank.  At any time after McKew provides written notice of such termination to the Bank but before the completion of the period of notice designated by McKew, the Bank may, in its sole discretion, by providing written notice to McKew, decline to accept all or part of the period of notice designated by the McKew, whereupon this Agreement shall terminate on such earlier date designated by the Bank.

   e.   Termination upon Change in Control.  This Agreement may be terminated upon a Change in Control, in accordance with Section 6 of this Agreement.

5.           Compensation upon Termination.

           a.           Termination upon Employee’s Death or Disability, Termination by Bank with Cause, or Termination by McKew.  If this Agreement is terminated during the Initial Term or any Renewal Term either because of the death or disability of McKew in accordance with Subsections 4(a) of this Agreement, by the Bank with Cause in accordance with Subsection 4(b) of this Agreement, or by McKew in accordance with Subsection 4(d) of this Agreement, the Bank shall pay McKew only his compensation earned up until the time of such termination.

   b.    Termination by Bank without Cause.

       i.           Termination during Initial Term.  If this Agreement is terminated by the Bank during the Initial Term without Cause in accordance with Subsection 4(c) of this Agreement, the Bank shall pay McKew his compensation earned up until the time of such termination.  In addition, the Bank shall pay or provide McKew with the following consideration as severance compensation, provided that he complies with all of the provisions of Subsection 5(c) below:

          A.           The Bank shall pay McKew an amount equal to his base salary through the remainder of the Initial Term, subject to the terms of Section 7. c. vii, provided that if the remainder of the Initial Term is greater than one year, the Bank shall pay his base salary for one year.  The Bank shall pay this amount to McKew through salary continuation payments, in accordance with the Bank’s standard payroll practices, as though McKew were still actively employed with the Bank.  Lawful deductions shall be made from the foregoing payments, including for payroll taxes and income tax withholdings.

         B.           The Bank shall use its best efforts to accelerate the vesting of any unvested benefits of McKew under any employee stock-based or other benefit plan or arrangement, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, or other applicable law and the terms of such plan or arrangement.

         C.           Provided that McKew elects, under COBRA, to continue his health benefits provided to him under the Bank’s health insurance plan, the Bank will reimburse McKew for the monthly premiums paid by McKew for the coverage that McKew had immediately prior to his termination of employment, for the duration of the COBRA period or for the remainder of the Initial Term, whichever is shorter.

         D.           Except for health insurance, which is separately provided for above, the Bank will continue to provide McKew with all insurance benefits that he received as an active employee immediately prior to his termination of employment, for the remainder of the Initial Term of this Agreement, provided that the Bank’s continued provision of such insurance benefits is permitted by applicable law and the terms of the insurance benefit plans at standard rates.  If the Bank is not permitted, either by applicable law or by the terms of the insurance benefit plan, to continue to provide an insurance benefit to McKew for part or all of the remainder of the Initial Term at standard rates, then the Bank shall periodically pay directly to McKew, during the time that it is not permitted to provide the benefit, an amount equal to the premiums that it otherwise would have paid for the insurance benefit in question during this period as if he had remained employed.

      ii.           Termination during Renewal Term.  If this Agreement is terminated by the Bank during any Renewal Term without Cause in accordance with Subsection 4(c) of this Agreement, the Bank shall pay McKew his compensation earned up until the time of such termination. In addition, the Bank shall pay or provide McKew with the following consideration as severance compensation, provided that he complies with all of the provisions of Subsection 5(c) below:

         A.           The Bank shall pay McKew an amount equal to his base salary for a period of sixty (60) days, subject to the terms of Section 7. c. vii.  The Bank shall pay this amount to McKew through salary continuation payments, in accordance with the Bank’s standard payroll practices, as though McKew were still actively employed with the Bank.  Lawful deductions shall be made from the foregoing payments, including for payroll taxes and income tax withholdings.

         B.           The Bank shall use its best efforts to accelerate the vesting of any unvested benefits of McKew under any employee stock-based or other benefit plan or arrangement, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, or other applicable law and the terms of such plan or arrangement.

    c.           Conditions of Receiving Severance Compensation.  As an express condition of receiving any form of severance compensation under this Section 5: (i) McKew must continue to comply with all provisions of this Agreement, including but not limited to Sections 8, 9 and 10, and (ii) McKew must execute and comply with a written severance agreement prepared by the Bank, which includes, in addition to other provisions customarily included in such agreements, a general release that releases the Bank, all of its affiliated entities and all owners, shareholders, members, directors, officers, employees, attorneys and other agents of any of the foregoing from any and all liability for any matter whatsoever arising prior to his execution thereof.  If McKew fails to comply with any of the foregoing, the Bank shall be relieved of its obligation to provide any further severance compensation to McKew, and McKew shall be obligated to repay any severance compensation already provided to him under this Agreement.

6.   Change in Control.

   a.   Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” means and shall be deemed to have occurred if:

      i.           there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to First Mariner Bancorp (“Bancorp”), or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related person, entity or group which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations; or

      ii.   any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such person, entity or group has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person, entity or group).

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under this Section does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp, or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, then such event shall not constitute a “Change in Control” hereunder.

    b.           Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that, during any Renewal Term of this Agreement, this Agreement is terminated either by McKew with Good Reason or by the Bank, either within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or within twelve (12) months following consummation of a Change in Control, provided that the Agreement is not terminated because of McKew’s death or disability in accordance with Subsection 4(a) of this Agreement and that it is not terminated by the Bank with Cause in accordance with Subsection 4(b).  For purposes of this Agreement, “Good Reason” shall mean either a material reduction in the authority, responsibilities, duties or scope of McKew’s position from those that existed before the Change in Control, or a reduction in McKew’s salary from the rate that existed before the Change in Control, or a requirement that McKew relocate to an office that is more than 35 miles distant from the City of Baltimore.  To establish that a termination of this Agreement by McKew was with Good Reason, McKew shall state in his notice of resignation the reasons why he believes that Good Reason exists for his resignation.  McKew shall have the burden of proving that Good Reason exists.

   c.   Compensation upon Change in Control.  In the event of a Change in Control Termination, the Bank shall pay McKew his compensation earned up until the time of his termination.  In addition, the Bank shall pay or provide McKew with the following consideration as severance compensation, provided that he complies with all of the provisions of Subsection 5(c) of this Agreement:

      i.           The Bank shall pay McKew an amount equal to his base salary for a period of one (1) year after the termination of this Agreement, subject to the terms of Section 7. c. vii.  The Bank shall pay this amount to McKew through salary continuation payments, in accordance with the Bank’s standard payroll practices, as though McKew were still actively employed with the Bank.  Lawful deductions shall be made from the foregoing payments, including for payroll taxes and income tax withholdings.

7.           Compliance with Certain Restrictions.

    a.   Certain Defined Terms.  For purposes of this Agreement, the following terms are defined as follows:

      i.           “Additional 280G Payments” means any distributions in the nature of compensation by the Bank to or for the benefit of McKew (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other stock-based compensation), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended;

      ii.           “Applicable Severance” means McKew’s severance from employment by reason of involuntary termination by the Bank or in connection with any bankruptcy, liquidation or receivership of the Bank or any other entity that is treated as the same employer under EESA, in each case as determined under the regulations implementing Section 111(b) of EESA;

      iii.           “Authorities Period” means the period under which the authorities of Section 101 of EESA are in effect, as determined pursuant to Section 120 thereof;

      iv.           “Determining Firm” means a reputable law or accounting firm selected by the Bank to make a determination pursuant to this Section 7;

      v.           “EESA” means the Emergency Economic Stabilization Act of 2008, Public Law 110-343, as implemented by any guidance or regulations thereunder;

      vi.           “Incentive Compensation” means all bonus and other incentive-based compensation, as those terms are applied under EESA;

      vii.           “Parachute Payment” is defined as set forth in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, with amounts payable during the Authorities Period upon Applicable Severance being specifically included in applying such provision;

      viii.           “Total Change in Control Payments” means the total severance compensation provided to McKew in the event of a Change in Control together with all Additional 280G Payments that are required to be paid because of a Change in Control; and

      ix.           “Total Severance Payments” means the total amount of payments, including Additional 280G Payments, that are required to be paid to McKew but that would not have been payable to him if no Applicable Severance had occurred.

   b.           Compliance with Section 280G of the Internal Revenue Code of 1986, as Amended.

      i.           Notwithstanding anything in this Agreement to the contrary, if (i) any amount becomes payable to McKew because of an Applicable Severance and (ii) the Determining Firm determines that any portion of the Total Severance Payments would otherwise constitute a Parachute Payment, the amount payable to McKew shall automatically be reduced by the smallest amount necessary so that no portion of the Total Severance Payments will be a Parachute Payment.  If Total Severance Payments are to be paid in other than a lump sum, such reduction shall be applied in inverse order to the time at which the payments are scheduled to be made (e.g., the last scheduled payment will be the first such payment to be reduced).  If, despite the foregoing sentence, a payment shall be made to McKew that would constitute a Parachute Payment, McKew shall have no right to retain such payment, and, immediately upon being informed of the impropriety of such payment, McKew shall return such payment to the Bank (or any affiliate of the Bank that was the payer thereof), together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended.

      ii.           Notwithstanding anything in this Agreement to the contrary, other than Subsection 7(b)(i) above, if the Determining Firm determines that any portion of the Total Change in Control Payments would otherwise constitute a Parachute Payment, the amount payable to McKew shall automatically be reduced by the smallest amount necessary so that no portion of the Total Change in Control Payments will be a Parachute Payment.  If Total Change in Control Payments are to be paid in other than a lump sum, such reduction shall be applied in inverse order to the time at which the payments are scheduled to be made (e.g., the last scheduled payment will be the first such payment to be reduced).  If, despite the foregoing sentence, a payment shall be made to McKew that would constitute a Parachute Payment, McKew shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, McKew shall return such payment to the Bank (or any affiliate of the Bank that was the payer thereof), together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended.

   c.           Compliance with Section 409A of the Internal Revenue Code of 1986, as Amended.

      i.           It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A of the Internal Revenue Code of 1986, as amended, and thus avoid the imposition of any tax and interest on McKew pursuant to Section 409A(a)(1)(B), and this Agreement shall be interpreted and construed consistent with this intent.  McKew acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

      ii.           The deferral of compensation, pursuant to the terms of this Agreement, is non-elective.  Therefore, in accordance with Section 409A of the Internal Revenue Code, McKew will not be required to affirmatively elect to defer compensation within any specific time limits. Instead, the Bank hereby irrevocably elects to defer compensation in accordance with the terms of this Agreement as of the effective date of this Agreement.  Thus, this initial deferral election meets the requirements set forth under Section 409A of the Internal Revenue Code, as McKew will not have a legally binding right to deferred compensation under this Agreement prior to the effective date of this Agreement.

      iii.           As this Agreement is a non-elective arrangement, in which the Agreement does not provide McKew with the opportunity to elect the time and/or form of payment for amounts deferred under the arrangement, the initial election as to the timing and/or form of payment has been specified under Section 5 and Section 6, by the Bank and shall be effective as of the effective date of this Agreement.

      iv.           To the extent the Bank elects to irrevocably change the form and/or timing of distributions under Section 5 and Section 6 of this Agreement after the initial deadline for making an initial distribution election, the change must (a) not take effect until at least twelve (12) months after the election is made effective, (b) not allow for payments made pursuant to this change for at least five (5) years from the date the payments would have been paid, and (c) be submitted at least twelve (12) months prior to the first payment subject to the change as it relates to a distribution at a specified time or pursuant to a fixed schedule.

      v.           As provided in Section 409A of the Internal Revenue Code, a change in the form of a payment that results in a more rapid schedule for payments, will not constitute an impermissible acceleration of a payment, in violation of the restrictions contained in Section 409A of the Internal Revenue Code, provided that the change is made pursuant to the rules stated above in this Section.

      vi.           In general, according to Section 409A of the Internal Revenue Code, the deferred compensation under this Agreement will not permit any acceleration of the time or schedule for paying benefits.  This general rule, however, shall not apply to the following:

         1.           Payment of employment taxes.

         2.           To the extent necessary to satisfy a domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code).

         3.           A change in the distribution election pursuant to Section 7. c. iv.

       vii.           Notwithstanding any provision of this Agreement to the contrary, if McKew is a “specified employee” at the time of his “separation from service,” any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to McKew within six (6) months following  his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B), such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following McKew’s separation from service, or, if earlier, upon McKew’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

      viii.           The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax and interest on payments made pursuant to this Agreement.

8.           Confidential Information.  While employed by the Bank, McKew will acquire certain information regarding the business of the Bank, its affiliates, its clients and customers, its contractors and others with whom the Bank has a business relationship, including but not limited to information concerning products or services offered by the Bank or products or services under development by the Bank but not yet offered, information concerning the Bank’s financial information, pricing, costs, discounts, processes, technical matters, marketing, strategic planning, research and development efforts and costs, copyrights, trademarks and organizational structure, information concerning the Bank’s transactions or dealings with actual or potential clients or customers, information concerning the Bank’s transactions or dealings with its contractors, potential contractors or others with whom the Bank has an actual or prospective business relationship, information concerning the salaries or wages paid to, the work records of and other personnel information relating to the Bank’s employees and applicants, and other information of a confidential and proprietary nature regarding the Bank, its affiliates, its clients and customers, its contractors and others, obtained by McKew during the course of his employment and not generally known by or available to the public (“Confidential Information”).  This Confidential Information is valuable property of the Bank and has been developed over a period of years at great expense to the Bank.  Accordingly, unless required in connection with his Bank employment or with the express written consent of the Bank’s Board of Directors or its designee, McKew shall not, either during his employment or at any time after the termination of his employment, directly or indirectly, use or disclose, whether or not for his own benefit or the benefit of any other person or entity, any Confidential Information, regardless of whether the information is acquired, learned, attained or developed by McKew alone or in conjunction with others.

9.           Bank Property.  McKew understands and acknowledges that all files, printouts, documents, client/customer and file lists, equipment, computers, computer programs, software, data, manuals, memoranda, lists, notes, keys to Bank premises, credit cards, client/customer files and materials, files/information on any Bank computers, and similar materials relating to the business of the Bank or its clients/customers, including but not limited to all passwords and password protected documents, he creates, uses, maintains or has access to as an employee of the Bank, and all copies of same, whether prepared by him or otherwise coming into his possession during his employment with the Bank, are the exclusive property of the Bank.  McKew agrees that promptly upon the termination of his employment for any reason, he will return all such property of the Bank in his possession, custody or control, including all electronic files, and that he will return said property in a complete, organized, and useable fashion, without any destruction or deletions.  McKew shall retain no copies of any such files or materials, electronically or otherwise.  McKew further agrees to assist the Bank fully, after the termination of his employment for any reason, in response to any requests for information regarding the substance, meaning or location of any of the returned property, and he further agrees to assist the Bank in facilitating its access to any and all computer files and information.

10.           Non-Competition and Non-Solicitation. As a term and condition of McKew’s employment with the Bank, McKew covenants and agrees that he shall not, directly or indirectly, either on McKew’s own behalf or on behalf of any third party:

   a.           during McKew’s employment with the Bank and for a period of one (1) year after the termination of McKew’s employment with the Bank for any reason, in any Prohibited Territory, whether as a proprietor, stockholder, partner, officer, director, employee, consultant or in any other manner or capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), engage in any business or assist any business that is in competition with the Bank for its existing or potential customer or client/customer base in any line of business in which the Bank is then engaged or has substantive plans to engage.  For the purposes of this Agreement, the term “Prohibited Territory” shall mean any location within a fifty (50) mile radius of the Bank’s main offices at 1501 S. Clinton Street, Baltimore, MD 21224, or within a ten (10) mile radius of any branch or other office of the Bank; or

   b.           during McKew’s employment with the Bank and for a period of two (2) years after the termination of McKew’s employment with the Bank for any reason, solicit business of the type performed by the Bank from, or engage in any business of the type performed by the Bank with, any person or entity who/that: (i) is a client or customer of the Bank or whom/that the Bank is actively pursuing to be a client or customer at the time of the prohibited activity, if the prohibited activity occurs during McKew’s employment with the Bank, or (ii) was a client or customer of the Bank or whom/that the Bank was actively pursuing to be a client or customer at the time of, or at any time within one (1) year prior to, the McKew’s termination of employment with the Bank, if the prohibited activity occurs after the McKew’s termination of employment; or

           c.           during McKew’s employment with the Bank and for a period of two (2) years after the termination of McKew’s employment with the Bank for any reason, interfere with the Bank’s conduct of business with, or encourage or entice, or attempt to encourage or entice, any person or entity with whom the Bank is engaged in business or with whom the Bank is actively pursuing a business relationship, whether a client, customer, vendor, supplier or otherwise, so as not to do business with the Bank, to cease doing business with the Bank or to reduce the amount of business such person or entity does with the Bank; or

           d.           during McKew’s employment with the Bank and for a period of two (2) years after the termination of McKew’s employment with the Bank for any reason, encourage, recruit, entice or otherwise solicit any employee of the Bank to leave the Bank’s employ, or hire or employ any employee of the Bank or encourage any employee to take any other employment.

11.           Reasonableness of Restrictive Covenants; Equitable Relief.  McKew acknowledges and agrees that the provisions of Section 10 of this Agreement are fair and reasonable and give the Bank the protection to which it is entitled and yet does not impair McKew’s ability to earn a living.  The Parties acknowledge and agree that McKew’s violation of any of the provisions of Section 10 would result in immediate and irreparable harm to the Bank and that money damages alone would not be a sufficient remedy to the Bank.  Thus, the Parties agree that, in addition to money damages and any other relief available, the Bank shall be entitled to obtain an injunction or other equitable relief to enforce the provisions of Section 10, and that the Bank shall not be obligated to post a bond with a court of law in connection with any such injunctive or equitable relief.  The existence of this right shall not preclude any other rights and remedies that the Bank might have at law or in equity.

12.           Not Bound by Restrictive Covenants.  McKew represents that he is not bound by any non-competition, non-solicitation or other restrictive covenants that would affect, impair or restrict his acceptance or continuance of employment with the Bank under this Agreement or his performance of any of his duties under this Agreement.  A violation of this Section by McKew shall be deemed to be a material violation of this Agreement by McKew.

13.           Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.  In addition, any payment under Sections 5 or 6 of the Agreement shall be subject to the receipt of any necessary approvals or nonobjections of any Bank Regulatory Agency.  For purposes of this Agreement, “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to: (i) the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund, (ii) the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office, (iii) any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing, and (iv) any predecessor, successor or assignee of any of the foregoing.

14.           General Provisions.

   a.   Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles.

   b.   Final Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding any prior oral or written agreements or understandings, specifically including but not limited to any prior written or verbal offers of or discussions concerning employment.

   c.   Amendments.  This Agreement may be amended only by a written document signed by McKew and the Chairman of the Bank’s Board of Directors or its other designee.

   d.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successor and assigns.  McKew may not assign any of his rights or obligations hereunder without the prior written consent of the Bank.  The Bank may assign its rights and obligations hereunder to any parent Bank, subsidiary, successor or other affiliate without prior written consent of McKew.

   e.   Review by Attorney.  McKew certifies that he has received a copy of this Agreement for review and study before being asked to sign it, that he has read it carefully and that he has had a sufficient opportunity before signing to consult with an attorney of his choosing and to ask the Bank questions about it.  McKew acknowledges and agrees that he fully understands his rights and obligations under this Agreement.

   f.   Notice.  All notices required to be provided to the other Party shall be hand-delivered or sent by U.S. first class mail, registered, certified or priority mail service, or by an overnight delivery service.  Notice to the Bank shall be sent to the Chairman of the Bank’s Board of Directors at the following address: 1501 S. Clinton Street, Baltimore, MD 21224.  Notice to McKew shall be sent to him at 5 Wilderfield CT Lutherville, MD 21093.  Such contact information may be changed from time to time by either Party by providing written notice thereof to the other Party.

   g.   Consent to Jurisdiction.  The Parties consent and agree to the exclusive jurisdiction and venue of the courts of the State of Maryland and the United States District Court for the District of Maryland (Northern Division) for the purposes of any suit, action or other proceeding brought by either Party arising out of or related to this Agreement or the subject matter hereof.

   h.   Jury Trial Waiver. Each Party waives its/his right to a trial by jury in any proceeding brought with respect to this Agreement or any right or obligation hereunder or any matter covered by this Agreement.  The Parties understand that by giving up their right to a jury trial by this Subsection, they are not giving up their right to make a legal claim against the other Party with respect to matters concerning this Agreement; they are only giving up their right to have a jury decide that claim.

   i.   Invalidity or Unenforceability.  Except as provided otherwise in Section 13 of this Agreement, if any term, provision, covenant or condition of this Agreement is found to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in an amount necessary to render the same valid and enforceable to the maximum extent permitted by law, consistent with the intent of the Parties, or if such modification or restriction is not sufficient to make such provision valid and enforceable, it shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been incorporated herein, as the case may be.

    j.   Non-Waiver.  The failure of the Bank to insist upon the strict performance of any term or condition of this Agreement or any similar agreement between the Bank and any of its other employees, or the failure of the Bank to exercise any rights provided for in this Agreement or in any similar agreement between the Bank and any of its other employees in any one or more instances or occasions shall not be construed as a waiver or a relinquishment of any such terms, conditions or rights, and all such terms, conditions and rights shall remain in full force and effect.

   k.   Headings.  The headings herein are for convenience only and do not limit or restrict the meaning of the text of this Agreement.

APPROVED AND ACCEPTED		APPROVED AND ACCEPTED
1ST MARINER BANK

/s/ Daniel McKew	By:	/s/ Edwin F. Hale, Sr.
Daniel McKew		Edwin F. Hale, Sr.
Chairman of the Board of Directors

October 5, 2010		October 5, 2010
Date		Date